Exhibit 99.1

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ENTERS INTO WAIVER AND AMENDMENT
AGREEMENTS WITH CERTAIN OF ITS LENDERS

HOUSTON, Texas – March 2, 2016 – Ultra Petroleum Corp. (NYSE: UPL) (the “Company”) today announced that on March 1, 2016, its wholly-owned subsidiary, Ultra Resources, Inc. (“Ultra Resources”) entered into waiver and amendment agreements with all of the Ultra Resources lenders, including each of the lenders participating in Ultra Resources’ unsecured revolving credit facility and each of the investors holding unsecured senior notes issued by Ultra Resources. The waiver and amendment agreements provide the Company with an opportunity to continue discussions with its creditors about restructuring all of its debt burdens, including the senior notes issued by the Company.

The waiver and amendment agreements postpone and defer the March 1, 2016 maturity and interest payments arising under the Ultra Resources’ senior notes and waive certain other potential defaults that could occur under the Ultra Resources’ debt agreements between March 1, 2016 and April 30, 2016, subject to earlier termination of the waivers based on terms and conditions specified in the waiver and amendment agreements.

As previously reported, as of February 29, 2016, the Company had a balance of cash on hand in excess of $266.0 million, which provides substantial liquidity to fund the Company’s continuing operations.

Additional information about the waiver and amendment agreements is contained in a report on Form 8-K filed today with the SEC.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in its filings with the SEC, particularly in the section entitled “Risk Factors” included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the Company with the SEC. These risks and uncertainties include, but are not limited to, the Company’s ability to comply with the covenants in the agreements governing its indebtedness, the Company’s ability to amend, replace, restructure or refinance any or all of its debt agreements, the Company’s ability to secure capital in sufficient amounts or on acceptable terms, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Utah, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, increased competition, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the Company with the SEC.

For further information contact:

Sandi Kraemer

Director, Investor Relations and External Reporting

Phone: 281-582-6613

Email: skraemer@ultrapetroleum.com